Exhibit 23.2
The accompanying consolidated financial statements give effect to a 1-for-10 reverse stock split of the common stock of ShoreTel, Inc. which will take place on the effective date of the offering. The following consent is in the form which will be furnished by Deloitte & Touche LLP, an independent registered public accounting firm, upon completion of the 1-for-10 reverse stock split of the common stock of ShoreTel, Inc. described in the first paragraph of Note 8 to the consolidated financial statements and assuming that from April 30, 2007 to the date of such completion no other material events have occurred that would affect the consolidated financial statements or the required disclosures therein.

       CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

“We consent to the use in this Amendment No. 3 to Registration Statement No. 333-140630 of our report dated April 30, 2007 (June      , 2007 as to the first paragraph of Note 8) appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

San Jose, California
June      , 2007”

/s/DELOITTE & TOUCHE LLP

San Jose, California
June 8, 2007